UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
U.S. MICROBICS, INC.
(Exact name of registrant as specified in its charter)

Colorado	88-0990371
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6451-C El Camino Real Carlsbad, California	92009
(Address of principal executive offices)	(Zip Code)

2007-III Employee Stock Incentive Plan
(Full title of the plan)

Robert C. Brehm
6451-C El Camino Real
Carlsbad, California 92008
(760) 918-1860

copies to:

Nimish P. Patel Richardson & Patel, LLP 10900 Wilshire Boulevard, Suite 500 Los Angeles, California 90024 (310) 208-1182
(Name and address and telephone of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock	80,000,000	$0.0021	$168,000	$5.16

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C as of the close of the market on December 26, 2007 based upon the average of the closing bid and ask prices as quoted on Nasdaq's OTC Bulletin Board for that date.

(2) Pursuant to Rule 416 of the Securities Act, this registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction by the Registrant.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the employees who received these awards as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424 in accordance with the Note to Part I of Form S-8.  These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Registration Statement:

(a)  The Annual Report for the fiscal year ended September 30, 2006, filed by the registrant with the Commission on Form 10-KSB on January 16, 2007, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b)  The Quarterly Report for the period ended December 31, 2006 filed by the registrant with the Securities and Exchange Commission (the “Commission”) on Form 10-QSB on February 20, 2007.

(c)  The Quarterly Report for the period ended March 31, 2007 filed by the registrant with the Securities and Exchange Commission (the “Commission”) on Form 10-QSB on May 21, 2007.

(d)  The Quarterly Report for the period ended June 30, 2007 filed by the registrant with the Securities and Exchange Commission (the “Commission”) on Form 10-QSB on August 20, 2007.

(e)  A description of the Registrant’s securities contained in the Registration Statement on Form SB-2/A filed with the Commission on July 7, 2000 and declared effective on July 19, 2000.

(f)  In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

The class of securities to be offered is Common Stock.

Item 4.                   Description of Securities.

Not Applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.                   Interests of Named Experts and Counsel.

Richardson & Patel, LLP, has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, principals in the law firm, are eligible to receive shares of the Company’s common stock pursuant to this Form S-8 registration statement.

Item 6.                   Indemnification of Directors and Officers

The Company's Bylaws and the Colorado General Corporation Law provide for indemnification of directors and officers against certain liabilities. Officers and Directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

The Company's Certificate of Incorporation further provides that a director of the Company shall not be personally liable for monetary damages of the Company or its shareholders for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve misconduct or a knowing violation of law; (iii) for the lawful payments of dividends or stock redemption by the Company; or (iv) for any transaction from which the director derives an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7.                   Exemption from Registration Claimed

Not Applicable.

Item 8.                   Exhibits.

4.1	2007-III Employee Stock Incentive Plan
5.1	Opinion and Consent from Richardson & Patel, LLP
23.1	Consent of Russell Bedford Stefanou Mirchandani LLP
23.2	Consent of Richardson & Patel, LLP (included in Exhibit 5.1)

Item 9.                   Undertakings

The undersigned Registrant hereby undertakes:

(a)           The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on December 27, 2007.

U.S. MICROBICS, INC.

By:	/s/ Robert C. Brehm
Robert C. Brehm, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 registration statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: December 27, 2007	/s/ Robert C. Brehm
Robert C. Brehm, President,
Chief Executive Officer and Director

Dated: December 27, 2007	/s/ Conrad Nagel
Conrad Nagel,
Chief Financial Officer and Director

Dated: December 27, 2007	/s/ Robert Key
Robert Key,
Director

Dated: December 27, 2007	/s/ Mark Holmstedt
Mark Holmstedt,
Director